Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of January 8th, 2009 by and between UCBH Holdings, Inc. (the “Holding Company”), United Commercial Bank (the “Bank”), and Doreen Woo Ho (“Executive”). Any reference to “Company” herein shall be deemed to include the Holding Company and the Bank.
A.     The Company wishes to assure itself of the services of Executive for the term provided in this Agreement; and
B.     Executive is willing to serve in the employ of the Company on a full-time basis for the term of this Agreement.
In consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1.       POSITION AND RESPONSIBILITIES.
          (a)     During the term of Executive’s employment hereunder, Executive agrees to serve as President of Community Banking of the Company or in any executive position mutually agreeable to Executive and Company. Executive shall render services to the Company as are customarily performed by persons in a similar executive capacity and as directed by the Company’s Chief Executive Officer (the “CEO”) and the Board of Directors (the “Board”). Executive shall be considered for a seat on the Board at the earliest reasonable opportunity.
          (b)     The Company shall provide Executive with a private office, executive secretary, administrative assistants, office equipment, supplies and other facilities and services, suitable to Executive’s position and adequate for the performance of her duties.
2.       TERM.
          (a)     The period of Executive’s employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing in January, 2010 and every anniversary date thereafter, the Board may extend the Agreement for an additional year. The Board will review the Agreement and Executive’s performance annually for purposes of determining within its sole discretion, whether to extend this Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.
          (b)     During the term of Executive’s employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all her business time, attention, skill, and efforts to the faithful performance of her duties hereunder, including activities and services related to the organization, operation and management of the Company and its Subsidiaries and participation in community, professional and civic organizations. Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in organizations, which will not present any conflict of interest with the Company or its Subsidiaries, or require an unreasonable amount of time or materially adversely affect the performance of Executive’s duties hereunder as follows:
                    (i)     For non-profit entities/organizations, CEO approval is not required.
                    (ii)     For privately traded for profit companies, Executive will consult with the CEO prior to accepting any such invitation.
                    (iii) For publicly traded for profit companies, Executive will seek CEO approval.
Executive may not serve on more than three such organizations at any given time.
          (c)     Notwithstanding anything herein contained to the contrary, Executive’s employment with the Company may be terminated by the Company or Executive subject to the terms and conditions of this Agreement.
3.       COMPENSATION AND REIMBURSEMENT.
          (a)     Executive shall be entitled to a salary from the Company of $500,000.00 per year (“Base Salary”) payable in accordance with the Company’s normal payroll policies during her employment term. Base Salary shall include any amounts of compensation deferred by Executive under any qualified or unqualified plan maintained by the Company. During the term of this Agreement, Executive’s Base Salary shall be reviewed at least annually, no later than January 31 of the following year (commencing January 31, 2010). Such annual review shall be conducted by the CEO. The CEO in consultation with the Board may adjust Executive’s Base Salary and may also award a bonus (“Bonus”). As a result of any adjustment in Base Salary, the new Base Salary shall become the “Base Salary” for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Company shall also provide Executive, at no cost to Executive, with all such other benefits as provided uniformly to permanent full-time employees of the Company and its Subsidiaries including, but not limited to, those set forth in Section 3(b) below.
          (b)     At the time the Board approves this Agreement, Executive shall be granted nonstatutory stock options to purchase up to three hundred seventy-five thousand (375,000) shares of the Company’s common stock. Such stock option shall be granted pursuant to the terms and conditions of the UCBH Holdings, Inc. Amended and Restated 2006 Equity Incentive Plan and the standard form of stock option agreement.

          (c)     Executive shall be eligible to receive a sign-on bonus of one hundred fifty thousand dollars ($150,000) payable on the Company’s first payroll date following Executive’s successful completion of ninety (90) days of employment.
          (d)     For 2009, Executive shall be subject to the Senior Executive Annual Incentive Plan and her bonus threshold minimum shall be 36% of Base Salary, the target shall be 60% of Base Salary and the maximum shall be 90% of Base Salary based on performance measures established by the CEO and the Compensation Committee of the Board for the Senior Executive Annual Incentive Plan. If payments are not made from the Senior Executive Annual Incentive Plan for the calendar year of 2009, Executive shall receive a bonus payment of one-hundred eighty thousand dollars ($180,000) to be paid within two and one half (2 1/2) months after the close of calendar year 2009. During the term of this Agreement, Executive’s threshold and target bonus amounts and the corresponding performance measures under the Senior Executive Annual Incentive Plan shall be reviewed at least annually, no later than March 31 of the following year (commencing March 31, 2010) by the CEO or the Compensation Committee of the Board, and may be adjusted by the CEO or the Compensation Committee of the Board.
          (e)     Executive shall be entitled to participate in or receive benefits under any employee benefit plans and the Company and its Subsidiaries will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive’s rights or benefits thereunder, except to the extent that such changes are made applicable to all Company employees eligible to participate in such plans, arrangements and perquisites on a non-discriminatory basis. Without limiting the generality of the foregoing provisions of this Subsection (e), Executive shall be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage and any other employee benefit plan or arrangement made available by the Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement. Executive waives participation in the Company’s medical, dental and vision plans.
          (f)     Executive will be reimbursed for financial planning services not to exceed ten thousand dollars ($10,000) annually.
          (g)     In addition to the Base Salary and Bonus and other benefits provided for by paragraphs (a) through (e) of this Section 3, the Company shall promptly pay or reimburse Executive for any and all reasonable expenses incurred in promoting the business of the Company and its Subsidiaries including, but not limited to entertainment, gifts, travel, parking and club memberships. The Company shall also provide the Executive the use of an automobile for personal and business purposes including reasonable expenses for insurance, fuel, maintenance, repair and registration of such automobile or a comparable car allowance. Consistent with Company policy, the CEO hereby pre-approves the Executive’s use of business class for airline flights that exceed 2500 miles.
Notwithstanding any other provision of the applicable plans and programs, all reimbursements and in-kind benefits provided under this Agreement, as amended, shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (collectively “Section 409A”), including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement and the provision of benefits in kind during a calendar year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement for an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred; (iii) the right to reimbursement or right to in-kind benefit is not subject to liquidation or exchange for another benefit; and (iv) each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.
The Company and Executive acknowledge that certain expenses described in this Section 3(c) may not be specifically enumerated as reimbursable expenses pursuant to the policies of the Company and its Subsidiaries. Notwithstanding such policies, the Company and Executive acknowledge that the intent of this Section 3(c) is to reimburse Executive for any and all expenses reasonably incurred in the best interests of and in promoting the business of the Company or its Subsidiaries, provided that such reimbursement is otherwise in conformance with Company’s policies such as, by way of example, with respect to the provision of appropriate receipts for the expenses.
4.       TERMINATION.
          (a)     Cause. The term “Termination for Cause” shall mean termination because of an act or acts of gross misconduct, willful neglect of duties or the conviction of a felony or equivalent violation of law or any other act or failure to act that materially damages the reputation of the Company as determined by the Board in its sole discretion after a good faith investigation. For the purpose of this Section, no act or failure to act on Executive’s part shall be “willful” unless done or omitted to be done without the reasonable belief that the action or omission was made in the best interests of the Company and its Subsidiaries. Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to her a Notice of Termination (as provided in this subsection below) which shall include a copy of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the independent members of the Board at a meeting of the Board called and held for that purpose, finding that in the good faith opinion of at least 75% of the independent members of the Board, the Executive was guilty of conduct justifying Termination for Cause and specifying the relevant facts supporting the Termination for Cause. On such date of Termination for Cause, (i) any unvested stock options and related limited rights and any unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause; and (ii) the Company’s sole liability shall be limited to the payment of Executive’s Base Salary and benefits through such date of termination, which shall be paid in a lump sum cash amount within thirty (30) days following Executive’s separation from service. The Date of Termination For Cause shall be determined to be the date on which the Notice of Termination is delivered to Executive, or in the event the Company is unable to reasonably locate Executive, three (3) business days after delivery of such Notice of Termination to the Executive’s last known address.
          (b)     Without Cause. The Company may terminate this Agreement without cause by giving not less than three (3) months prior written notice to Executive pursuant to Section 9 of this Agreement. Upon the effective date of such termination, Executive shall be entitled to receive a sum equal to one and a half times the highest annual compensation (defined as Base Salary and Bonus under Section 3(a) and, if applicable, Section 3(d), above) due to the Executive over the three years immediately preceding such termination (the “One and a Half Times Highest Pay Benefit”). Executive shall be paid such amount in a lump sum within thirty (30) days following Executive’s “separation from service” (within the meaning of Code Section 409A). Also, on the date of such termination, all stock options and/or restricted stock awards and related limited rights and any unvested awards shall immediately vest and be exercisable for one year after such termination.
          (c)     Disability.
                    (i)     If as a result of any physical or mental disability, Executive shall be unable to perform her duties under this Agreement for three (3) consecutive full calendar months, or for eighty percent (80%) or more of the working days during four (4) consecutive calendar months, the Company may upon three (3) months’ advance written notice to Executive, terminate Executive’s employment under this Agreement (a “Termination Due to Disability”). During such three (3) month notice period, the Company may remove Executive from any and all of her positions, but she shall continue to be an employee of the Company and to be paid in accordance with this Agreement:
                    (ii)     On the expiration of such three (3) month notice period, Executive’s employment under this Agreement shall terminate.
                    (iii)     If there should be a dispute between the parties hereto as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable licensed physician or psychiatrist selected in good faith by the CEO with recognized experience in the field pertaining to the nature of the disability. Executive hereby agrees to cooperate in the examination by any such person. The certificate of such physician or psychiatrist shall be final and binding upon the parties hereto.

                    (iv)     Upon an event of Termination due to Disability, Company’s liability to the Executive under the Agreement shall be limited to that which is provided under Paragraph 4(d) (i) and (ii) of this Agreement, below.
          (d)     Death. In the event that the Executive should die during the term hereof, this Agreement shall terminate effective on the date of her death. In such event, Executive’s executor, trustee or other personal representative (“Authorized Representative”) shall be entitled to receive the following payments, which shall be paid in a lump sum cash amount:
                    (i)     the amount of the remaining payments of Base Salary (excluding bonus) that the Executive would have earned if she had continued her employment with the Company over the remaining term of this Agreement (as defined in Section 2(a) above) at Executive’s Base Salary as of the date of termination; and
                    (ii)     the amount equal to the annual contributions that would have been made on Executive’s behalf to any employee benefit plans offered by the Company during the remaining term of this Agreement based on contributions made (on an annualized basis) as of the date of termination.
In addition, all stock options and/or restricted stock awards and related limited rights and any unvested awards shall immediately vest and be exercisable for one year after such termination by the Authorized Representative.
          (e)     Voluntary. Notwithstanding anything provided herein to the contrary, Executive shall have the right at any time, for whatever reason, to deliver to the Company three (3) months’ advance written notice of her election to terminate this Agreement. During such three (3) month notice period, the Company may remove Executive from any and all of her positions, but Executive shall continue to be an employee of the Company and to be paid in accordance with this Agreement, and shall perform all of her duties herein or as otherwise directed by the CEO. On the expiration of such three (3) month notice period, Executive’s employment under this Agreement shall terminate. In such event, Executive shall be entitled to receive her Base Salary earned and benefits accrued through the date of termination.
          (f)     Change in Duties. In the event Executive voluntarily resigns from her regular employment following (i) any material adverse change in or loss of title, office or significant authority or responsibility (including, without limitation, Executive ceasing to be President of Community Banking of the Company (or the ultimate parent entity (the “Ultimate Parent”), if any, in the event of any transaction that results in the Company ceasing to be the Ultimate Parent), (ii) any material reduction in Base Salary, or benefits (excluding bonus), (iii) any relocation of her principal place of employment by more than 25 miles from its location, (iv) an event which results in Executive reporting to anyone other than the CEO as of the date of this Agreement (any one of such events a “Change in Duties”), Executive shall be entitled to receive a sum equal to three (3) times the highest annual compensation (defined as Base Salary plus Bonus under Section 3(a) and, if applicable, Section 3(d), above) due to the Executive over the three years immediately preceding such termination (the “Three Times Highest Pay Benefit”). Executive shall be paid such amount in a lump sum within thirty (30) days following Executive’s “separation from service” (within the meaning of Code Section 409A). In addition, all of Executive’s stock options and/or restricted stock awards and related limited rights and any unvested awards shall immediately vest and be exercisable for one year after such termination.
          (g)     Upon termination of employment, the Executive shall have an option to purchase any club membership(s) that were funded by the Company for the Executive. This option must be exercised by the Executive in writing within 6 months of the Date of Termination, but not later than the last day of the year in which Executive’s separation from service occurs. The purchase shall be at the same purchase price paid by the Company originally to acquire such club membership(s), unless otherwise agreed by the parties in writing.
          (h)     All payments and benefits to be made to Executive upon Executive’s termination of employment or resignation that are subject to Section 409A may only be made upon a “separation from service” (within the meaning of Section 409A) of Executive. For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) Executive may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive or any portion thereof, shall be permitted.
5.       CHANGE IN CONTROL.
          (a)     For purposes of this Agreement, a “Change in Control” of the Company shall mean an event or series of events of a nature that at such time: (i) any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as determined under Rule 13d of such Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing fifty percent (50%) or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company, or (ii) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or the Holding Company is not the resulting entity.
          (b)     If a Change in Control has occurred pursuant to Section 5(a), Executive shall be entitled to the benefits provided in Section 5(c) upon her subsequent termination of or resignation from regular employment within thirty-six (36) months following the Change in Control due to: (i) termination of Executive’s employment or (ii) Change in Duties as such existed at the time of the Change in Control (each event shall be referred to herein as a “Change In Control Benefit Trigger”). No benefits shall be provided to the

Executive pursuant to this Section 5 in the event of Executive’s Termination for Cause or her resignation for reasons other than those specified as a Change In Control Benefit Trigger.
          (c)     Upon Executive’s “separation from service” (within the meaning of Section 409A”) resulting from a Change In Control Benefit Trigger pursuant Section 5(b), (i) the Company shall pay Executive, or in the event of her subsequent death or disability, her beneficiary or beneficiaries, or her estate, as the case may be, a cash lump sum equal to three (3) times the highest annual compensation (defined as Base Salary and Bonus under Section 3(a) and, if applicable, Section 3(d), above) due to the Executive over the three years immediately preceding the Change in Control Benefit Trigger, less all required and applicable withholding, and (ii) any unvested stock options and related limited rights and unvested awards granted to Executive under any stock option and similar plans shall immediately vest and shall be exercisable within one (1) year.
          (d)     Upon the occurrence of a Change in Control followed by Executive’s termination of employment or resignation (other than termination for Cause), Company and its successors and assigns shall cause to be continued for Executive life, medical and disability coverage substantially identical to the coverage maintained by the Company for Executive prior to Executive’s termination or resignation. Such coverage and payments shall cease upon the expiration of thirty-six (36) full calendar months from the date of the Executive’s separation from service.
          (e)     Company expressly acknowledges and agrees that Executive shall have a contractual right to the full benefits of this Agreement, and Company and any successor expressly waives any rights it may have to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or similar defense. In any dispute arising after a Change of Control as to whether Executive is entitled to the benefits of this Agreement and all incentive plans, there shall be a presumption that the Executive is entitled to such benefits and the burden of proving otherwise shall be on the Company or any successor.
          (f)     All payments and benefits to be made to Executive upon Executive’s termination of employment or resignation that are subject to Section 409A may only be made upon a “separation from service” (within the meaning of Section 409A) of Executive. For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) Executive may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive or any portion thereof, shall be permitted.
6.       CHANGE IN CONTROL RELATED PROVISIONS
          (a)     Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (the “Termination Benefits”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) or any corresponding provisions of state or local tax laws, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Termination Benefits.
          (b)     Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s certified public accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been Termination Benefits, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to Executive within five business (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.
          (c)     Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                    (i)      give the Company any information reasonably requested by the Company relating to such claim,
                    (ii)     take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
                    (iii)    cooperate with the Company in good faith in order effectively to contest such claim, and
                    (iv)     permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d)     If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          (e)     Notwithstanding the foregoing, any Gross-Up Payment pursuant to this Section 6 shall be paid not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authorities.
7.       SPECIFIED EMPLOYEE.
Notwithstanding anything contained in this Agreement to the contrary, if at the time of Executive’s “separation from service” (as defined in Section 409A) Executive is a “specified employee” (within the meaning of Section 409A and the Company’s specified employee identification policy, if any) and if any payment, reimbursement and/or in-kind benefit that constitutes nonqualified deferred compensation (within the meaning of Section 409A) is deemed to be triggered by Executive’s separation from service, then, to the extent one or more exceptions to Section 409A are inapplicable (including, without limitation, the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) relating to separation pay due to an involuntary separation from service and its requirement that installments must be paid no later than the last day of the second taxable year following the taxable year in which such an employee incurs the involuntary separation from service), all payments, reimbursements, and in-kind benefits that constitute nonqualified deferred compensation (within the meaning of Section 409A) to Executive shall not be paid or provided to Executive during the six- (6-) month period following Executive’s separation from service, and (i) such postponed payment and/or reimbursement/in-kind amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s separation from service; (ii) any amounts payable to Executive after the expiration of such six- (6-) month period shall continue to be paid to Executive in accordance with the terms of the Employment Agreement; and (iii) to the extent that any group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group executive benefit plan or program or any lump sum cash out thereof is nonqualified deferred compensation (within the meaning of Section 409A), Executive shall pay for such benefits from her Termination Date until the first day of the seventh month following the month of Executive’s separation from service, at which time the Company shall reimburse Executive for such payments. If Executive dies during such six- (6-) month period and prior to the payment of such postponed amounts of nonqualified deferred compensation, only the amount of nonqualified deferred compensation payable while Executive lived shall be delayed, and shall be paid in a lump sum to Executive’s estate or, if applicable, to Executive’s designated beneficiary within thirty (30) days after the date of Executive’s death (with any amounts payable to Executive after the Executive’s death to be paid in accordance with the terms of the Employment Agreement).

8.       PAYMENT REDUCTION; ADDITIONAL TARP/CPP RESTRICTIONS; WAIVER AND RELEASE
          (a)     Notwithstanding anything contained in this Agreement, as amended, to the contrary or any other agreement between Executive and the Company or its affiliates, acquirers or successors, to the extent that any payment or distribution of any type to or for Executive would be prohibited by Section 111(b) of the Emergency Economic Stabilization Act of 2008, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, as amended, or otherwise (the “Payments”), then such Payments shall be reduced if and to the minimum extent necessary so that the Payments do not violate such prohibition. The determination of whether the Payments shall be reduced as provided in Section 7(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and Executive within fifteen (15) days after such reduction is triggered. The Payments will be reduced in accordance with the following order of priority:
                    (i)     “Full Credit Payment” means a payment or distribution, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G) by one dollar, determined as if such payment or distribution had been paid or distributed on the date of the event triggering the reduction in Payments. Full Credit Payments as defined herein will be reduced in reverse chronological order such that the payment owed on the latest date following the occurrence of the event triggering the reduction in Payments will be the first payment to be reduced (with reduction made pro-rata in the event payments are owed at the same time, and
                    (ii)     “Partial Credit Payment” means any payment or distribution that is not a Full Credit Payment. For clarification purposes only, a Partial Credit Payment would include a stock option as to which vesting is accelerated upon an event that triggers the reduction in Payments, where the in-the-money value of the option exceeds the value of the option acceleration that is added to the parachute payment. Partial Credit Payment as defined herein will be reduced in a manner such as to obtain the best economic benefit for the Executive so that after giving effect to such reduction, Executive retains the greatest economic value of such Partial Credit Payments (with reductions to be made pro-rata to the extent economically equivalent).
          (b)     Executive acknowledges and agrees that for so long as the executive compensation restrictions of TARP and the CPP are applicable to the Company, (i) no bonus or other incentive compensation payable to Executive shall be based upon arrangements that encourage unnecessary and/or excessive risks that threaten the value of the Company, to the extent required by Treasury and/or TARP and/or the CPP, and (ii) any bonus or other incentive compensation paid to Executive that is based upon the Company’s statement of earnings, gains, or other criteria that are later proven to be materially inaccurate, must, to the extent required by Treasury, and/or TARP and/or the CPP, be repaid by Executive to the Company.
          (c)     Upon the Company’s request, Executive agrees to execute and deliver all waivers and releases required by Treasury relating to TARP, CPP, and the Company’s participation in the CPP, including, without limitation, waivers and releases that release Treasury from any claims that Executive may otherwise have as a result of Treasury’s issuance of regulations that modify or eliminate provisions and terms of the Company’s employee benefit plans, arrangements and agreements in which Executive participates or otherwise receives benefits.
9.       NOTICE.
Unless otherwise provided for in this Agreement, any termination by the Company or resignation by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination or resignation provision in this Agreement relied upon and shall set forth in reasonable detail the basis for termination or resignation. All notices shall be effective if personally delivered or if sent by an overnight delivery service, to the parties at the addresses set forth beneath their signatures below, or at such other address that either party may provide the other pursuant to this subsection. For purposes of computing time, all time periods provided under this Agreement will commence on the date notice is received if notice is personally delivered or if notice is sent by an overnight delivery service, one day after notice has been sent.
10.     POST-TERMINATION OBLIGATIONS.
All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with the post-termination obligations of this Agreement. Executive shall furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation or other judicial or administrative matter in which the Company or any of its Subsidiaries or affiliates is, or may become, a party provided that the Company shall reimburse Executive for all reasonable expenses incurred in connection with such cooperation.
11.     RELEASE.
By accepting the benefits provided under this Agreement upon any termination hereof, Executive, or in the event of termination due to death, the Authorized Representative, releases and discharges the Company, its directors, officers, agents, employees, consultants and affiliated and controlled companies (the “Related Parties”), from any and all claims, demands and causes of action arising out of or related to Executive’s employment with the Company and to the termination of that employment. Prior to and as a condition to receipt of any payment, benefit, or consideration under this Agreement, Executive, or in the event of termination due to death, the Authorized Representative, shall sign and deliver to the Company a full, complete, general release of any and all known and unknown claims against the Company and related parties (other than indemnity obligations of the Company hereunder) to the fullest extent permitted under California law, in a form satisfactory to the Company.
12.     ENTIRE AGREEMENT.
This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Company and Executive. The Company represents and warrants that the terms of this Agreement have been approved by its Board of Directors, including but not limited to the provisions of Section 4 as they effect an acceleration of stock options. To the extent that the provisions of this Agreement conflict with the provisions of any stock option award agreement or other agreement evidencing Executive stock options, the provisions of this Agreement shall prevail.
13.     MODIFICATION AND WAIVER.
          (a)     This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
          (b)     No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
14.     SEVERABILITY.
If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement is held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.
15.     ADVICE OF COUNSEL.
Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

16.     HEADINGS FOR REFERENCE ONLY.
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
17.     THIRD PARTY RIGHTS.
Nothing contained in this Agreement, whether express or implied, is intended to confer any rights or remedies upon any persons other than the parties hereto and their respective successors and assign; nor is anything in this Agreement intended to relieve or discharge the obligations or liabilities of any third person to either party or this Agreement nor shall any provision hereof give any third person any right of subrogation or action over either party to this Agreement.
18.     GOVERNING LAW.
This Agreement shall be governed by the laws of the State of California, without regard to its principles of conflict of law.
19.     ARBITRATION.
Any dispute or controversy arising under or in connection with, or relating to this Agreement shall be settled exclusively by final, binding arbitration, conducted before a single arbitrator sitting in a location selected by Executive within fifty (50) miles from the location of the Company’s main office, in accordance with the rules of the American Arbitration Association governing arbitration of employment disputes then in effect. The arbitrator shall either be agreed between the parties, or shall be selected in accordance with applicable AAA rules. The arbitrator shall have authority to grant interim relief (including interim relief on an expedited basis, such as injunctive relief), which relief may be entered in any court having jurisdiction. The parties specifically consent to the jurisdiction of the federal and state courts located within the County of San Francisco to enter an arbitration award or injunctive relief pursuant to this Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The prevailing party at arbitration shall be entitled to recover their costs and reasonable attorney’s fees, and the arbitrator shall be vested with authority to determine the prevailing party.
20.     SUCCESSOR TO THE COMPANY.
Any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company shall be required to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

21.     INDEMNIFICATION.
The Company agrees to indemnify Executive in accordance with the terms of the Company’s standard indemnification agreement which has been executed by the Company and Executive. To the extent available on commercially reasonable terms, the Company shall obtain and maintain appropriate Directors and Officers liability insurance including Executive as a named insured in an amount comparable to industry standards.
22.     NONDISCLOSURE.
Executive recognizes and acknowledges that the knowledge of the confidential business activities and plans for business activities of the Company as it may exist from time to time is a valuable, special and unique asset of the business of the Company. Executive will not, during or after the term of her employment, disclose any knowledge of the past, present, planned or considered confidential business activities of the Company that is not public or readily accessible to the public from nonconfidential published sources to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law or policies of the Company. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the confidential business plans and activities of the Company. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered confidential business activities of the Company. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.
23.     REQUIRED REGULATORY PROVISIONS.
          (a)     If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e)(3) or 8(g) (1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), the Company’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall: (i) pay Executive all of the compensation withheld while their contract obligations were suspended and (ii) reinstate the obligations which were suspended.
          (b)     If Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)), all obligations of the Company under this contract shall terminate as of the effective date of the order, and the Company shall have no obligation to provide any compensation or benefits which were suspended while Executive was suspended or prohibited from participating in the conduct of the Company’s affairs by notice described in paragraph 21(a) above.

          (c)     If the Company is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, all obligations of the Company under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
          (d)     Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. ss.1828 (k) and any rules and regulations promulgated thereunder.
24.     The Company shall reimburse Executive for her legal fees incurred in connection with the negotiation of this Agreement.
SIGNATURES
          IN WITNESS WHEREOF, United Commercial Bank and UCBH Holdings, Inc. have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on the 8th day of January, 2009.

ATTEST:	United Commercial Bank

/s/ Eileen Romero	By:	/s/ Thomas S. Wu

Eileen Romero		Thomas S. Wu
Secretary

ATTEST:	UCBH Holdings, Inc.

/s/ Eileen Romero	By:	/s/ Thomas S. Wu

Eileen Romero		Thomas S. Wu
Secretary

WITNESS:

/s/ Dennis A. Lee	By:	/s/ Doreen Woo Ho

Dennis A. Lee		Doreen Woo Ho